Exhibit 10.1

Execution Version

AMENDMENT TO

PARTNER AGREEMENT BETWEEN

EACH OF SCULPTOR CAPITAL LP, SCULPTOR CAPITAL ADVISORS LP AND SCULPTOR CAPITAL ADVISORS II LP, AND JAMES LEVIN

This Amendment (“this Amendment”) is entered into as of June 9, 2020 (the “Effective Date”), by and among James Levin (the “Limited Partner”), and each of Sculptor Capital LP (f/k/a OZ Management LP), Sculptor Capital Advisors LP (f/k/a OZ Advisors LP) and Sculptor Capital Advisors II LP (f/k/a OZ Advisors II LP) (and, together with Sculptor Capital LP and Sculptor Capital Advisors II LP, the “Operating Partnerships”) and Sculptor Capital Management, Inc (the “Company”).

WHEREAS, reference is made to the Amended and Restated Partner Agreement between Sculptor Capital LP and the Limited Partner, dated as of February 16 2018, the Amended and Restated Partner Agreement between Sculptor Capital Advisors LP and the Limited Partner, dated as of February 16, 2018, and the Amended and Restated Partner Agreement between Sculptor Capital Advisors II LP and the Limited Partner, dated as of February 16, 2018, each as amended by the Omnibus Agreement entered into by and among the Limited Partner and the Operating Partnerships, dated as of February 7, 2019 (the “Omnibus Agreement”, and collectively, the “Partner Agreements”); capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Partner Agreements.

WHEREAS, the Limited Partner and each of the Operating Partnerships desire to amend certain provisions of the Partner Agreements.

WHEREAS, under Section 26(c) of the Omnibus Agreement, during the Distribution Holiday, the Omnibus Agreement cannot be waived, amended supplemented or otherwise modified in any material respect without (i) the applicable Chief Executive Officer and Compensation Committee approvals; and (ii) the approval of at least 5 out of 7 member of the Board (or if the size of the Board is subsequently increased or decreased, such other supermajority vote as represents at least two-thirds of the directors) supported by the advice of a third party compensation consultant.

WHEREAS, the Chief Executive Officer, the Compensation Committee and at least 5 out of 7 members of the Board have approved this Amendment after consulting with Semler Brossy.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto hereby agree to amend the Partner Agreements as follows, effective as of the Effective Date:

1.	Title. Effective as of April 1, 2021 (the “CEO Transition Date”), Section 1(a) of each of the Partner Agreements shall be deleted in its entirely and replaced with the following:

“The Limited Partner has been appointed by the Board, and shall serve and continue to serve during the Term, as the Chief Executive Officer (“CEO”) and Chief Investment Officer (“CIO”) of the Company.”

2.	Responsibility. Effective as of the CEO Transition Date, Section 1(b) of each of the Partner Agreements shall be deleted in its entirely and replaced with the following:

“The Limited Partner shall serve as CEO, CIO, PMC Chairman and Chairman of the Partner Management Committee, with day-to-day management responsibility as provided in Section 1(c) below, and such other responsibilities historically held by the CEO and CIO of the Company and commensurate with the positions, as reasonably determined by the Board.”

3.	Reporting. Effective as of the CEO Transition Date, Section 1(c) of each of the Partner Agreements is hereby deleted in its entirety and replaced with the following:

“The Limited Partner shall report to, and at all times be subject to the lawful direction of, the Board. The Limited Partner shall have ultimate authority over investment activities (including as to (i) investment committees structure, composition, and oversight, and (ii) personnel matters such as compensation and hiring/firing). The Limited Partner shall be Chair of the investment-related committees.”

4.	Governance Matters: Effective as of the Effective Date, the following new Section 1(e) is hereby added after Section 1(d) of each of the Partner Agreements:

(e) Board. The Company shall nominate the Limited Partner to serve as a member of the Board at the 2020 annual shareholder meeting of the Company, without additional compensation. The Company shall continue to nominate the Limited Partner to the Board for as long as the Limited Partner serves as CEO. The Limited Partner, in consultation with the PMC, shall have the right to nominate a director to the Board from those then serving on the PMC. Robert Shafir shall occupy this seat until December 31, 2021 (or such earlier date that Robert Shafir may choose to resign from the Board), and thereafter, the Limited Partner (in consultation with the PMC) shall have the right to nominate one member of the PMC to the Board. The Board shall consult collaboratively with the Limited Partner on all open director seats on the Board and give good-faith consideration to any independent candidate advanced by the Limited Partner.

5.

2020 Annual Bonus and Severance Arrangements. Effective as of the Effective Date, Sections 4(a) and 7(b)(i) of each of the Partner Agreements is hereby amended, solely in respect of the Annual Bonus Payable for the 2020 Fiscal Year, by substituting the amount “$10,000,000” for the amount “6,000,000” in each place where the latter amount appears therein.

6.	Partner Incentive Pool. Effective as of the Effective Date, Section 4A of each of the Partner Agreements is hereby amended by adding the following sentence to the end thereof.

“Notwithstanding any provision of this Agreement to the contrary, effective commencing with the 2020 Fiscal Year and each Fiscal Year thereafter, the Limited Partner shall not be eligible to participate in the 2018 Partner Incentive Pool, as may be amended or extended from time to time.”

7.

CEO Compensation and Non-Competition Covenant. The Board will work with the Limited Partner in good faith to negotiate additional compensation for service as CEO in recognition of the added responsibilities to be assumed. Upon the effective date of agreement by the Company, the Operating Partnerships and the Limited Partner on such additional compensation, Section 8(a) of each of the Partner Agreements shall be amended by substituting the following for the first sentence therein:

“The Restricted Period with respect to the Limited Partner shall, for purposes of Section 2.13(b) of the Limited Partnership Agreement, conclude on the last day of the 24-month period immediately following the date of the Limited Partner’s Special Withdrawal or Withdrawal, regardless of the reason for such termination of service with the Partnership (whether, for the avoidance of doubt, due to the failure of the Buyer to offer a Comparable Position or otherwise in connection with or following a Change of Control, and in any such case irrespective of whether the Limited Partner remains in service in a Comparable Position through the COC Vesting Period); provided, that solely for purposes of Section 2.13(b)(i) of the Limited Partnership Agreement, the Restricted Period shall conclude on the last day of the 12-month period immediately following the date of a Special Withdrawal or Withdrawal described in the first paragraph of Section 7(b), unless the General Partner timely elects to make, and timely makes, the cash payment described in Section 7(b)(iii).”

8.	Severance Arrangements – Change in Position. Effective as of the CEO Transition Date, Section 7(b) of each of the Partner Agreements shall be amended by:

a.	Substituting the term “CEO” for “sole CIO, as a Co-CIO” where such phrase appears; and

b.

In the second to last paragraph of such Section, deleting the phrase “or ceasing to report directly to the chief executive officer of a public company or (y) if the Limited Partner continues to have responsibility for day-to-day management of the investment portfolio of the Partnership and its Affiliates after such Change of Control that is consistent with his management responsibilities of such investment portfolio prior to such Change in Control.”

9.

Schedule A (Calculation of 2020 Annual Bonus). Effective as of the Effective Date, Schedule A of each of the Partner Agreements is hereby amended, solely in respect of the Annual Bonus payable in respect to the 2020 Fiscal Year, by substituting “1.75%” for “0.88%-1.2%”.

10.	Miscellaneous

A.	Except as expressly modified by the terms of this Amendment, each Partner Agreement will continue in full force and effect and be binding on the parties in accordance with its terms.

B.	This Amendment shall be subject to the governing law, jurisdiction and dispute resolution provisions set forth in the Limited Partnership Agreement of each Operating Partnership.

C.

If any provision of this Amendment shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereto, and no invalidity or unenforceability of any provision shall affect any other portion of this Amendment unless the provision deemed to be so invalid or unenforceable is a material element of this Amendment, taken as a while.

D.

The Limited Partner acknowledges that he has been given the opportunity to ask questions of the Operating Partnerships and has consulted with counsel concerning this Amendment to the extent the Limited Partner deems necessary in order to be fully informed with respect thereto.

E.	In the event of a conflict between the provisions of this Amendment and any Partner Agreement, the provisions of this Amendment shall control.

F.	Headings to sections and subsections in this Amendment are for the convenience of the Parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

G.

This Amendment shall be binding as to (i) executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Limited Partner, and (ii) the successors and assigns of the Operating Partnerships, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

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IN WITNESS WHEREOF, this Amendment is executed and delivered as of the date first written above by the undersigned, and the undersigned do hereby agree to be bound by the terms and provisions set for in this Amendment.

Sculptor Capital LP

By: Sculptor Capital Holding Corporation, its general partner

By:	/s/ Robert Shafir
Name:	Robert Shafir
Title:	Chief Executive Officer

Sculptor Capital Advisors LP

By: Sculptor Capital Holding Corporation, its general partner

By:	/s/ Robert Shafir
Name:	Robert Shafir
Title:	Chief Executive Officer

Sculptor Capital Advisors II LP

By: Sculptor Capital Holding Corporation, its general partner

By:	/s/ Robert Shafir
Name:	Robert Shafir
Title:	Chief Executive Officer

Sculptor Capital Management, Inc.

By:	/s/ Robert Shafir
Name:	Robert Shafir
Title:	Chief Executive Officer

THE LIMITED PARTNER

By:	/s/ James Levin
Name:	James Levin